Exhibit 99.1

Oplink Reports Financial Results for Third Quarter of Fiscal 2008

Fremont, Calif., — May 1, 2008 — Oplink Communications, Inc. (Nasdaq: OPLK), a leading provider of photonic components, intelligent modules, and subsystem solutions, today reported its financial results for its third quarter of fiscal 2008, ended March 31, 2008.

For the third quarter of fiscal 2008, Oplink reported consolidated revenues of $40.8 million, an increase of 47.8% over $27.6 million reported for the third quarter of 2007 (which did not include results from Optical Communication Products, Inc. (“OCP”), a 100% owned subsidiary of Oplink since October 31, 2007). Consolidated net loss for the third quarter of fiscal 2008, calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), was $3.9 million, or ($0.19) per basic and diluted share. This compares to a GAAP net income of $4.3 million, or $0.19 per diluted share, reported for the third quarter of fiscal 2007.

Consolidated non-GAAP net income for the third quarter of fiscal 2008, which excludes approximately $6.4 million in provision for excess and obsolete inventory, $547,000 in transitional costs for contract manufacturing, $69,000 for impairment charge and other costs, a benefit of $371,000 adjustment for merger fees, $1.3 million in stock-based compensation expense, $976,000 in amortization of intangible assets, as well as a $2.4 million gain on sale of assets, was $2.5 million, or $0.12 per diluted share. This compares to non-GAAP net income of $5.3 million, or $0.23 per diluted share, reported for the third quarter of fiscal 2007, which excluded $995,000 in stock-based compensation expense and $35,000 in amortization of intangible assets.

The Company closed the third quarter with cash, cash equivalents and investments of $138.3 million, which is up from $117.3 million held at the close of the second quarter of fiscal 2008. During the quarter, the Company completed its sale of OCP’s facility at Woodland Hills and sold the wafer fab equipment from OCP Asia in Taiwan, realizing a net of $26.2 million in cash.

“We continued to make significant progress transitioning OCP’s business to Oplink’s model,” commented Joe Liu, president and CEO of Oplink. “Transferring OCP’s production to China and other measures we have taken to reduce OCP’s cost structure contributed to our sequentially higher gross margins. Revenue in the quarter decreased from the previous quarter due to reduced ROADM sales, softness in orders from Europe and the transfer of OCP’s manufacturing to China. We believe that these factors will continue to affect our revenue for the June quarter. However, we remain optimistic about our broader product portfolio and long-term opportunities once we complete the transition and release new product designs in the coming quarters.”

Business Outlook

For the quarter ending June 30, 2008, the Company expects to report consolidated revenues of between $33.0 and $37.0 million, primarily due to a further decrease in ROADM sales, and consolidated net income per diluted share of approximately ($0.03) to $0.01 on a GAAP basis. On a non-GAAP basis, excluding stock-based compensation expense, charges related to Oplink’s acquisition and integration of OCP, amortization of intangible assets, and other non-recurring charges, if any, the Company expects consolidated earnings per diluted share for the quarter ending June 30, 2008 of approximately $0.08 to $0.12.

Conference Call Information

The Company will host a conference call and live webcast at 2:00 p.m. Pacific Daylight Time today, May 1, 2008. To access the conference call, dial 800-390-5312 or 719-785-9446 (outside the U.S. and Canada). The webcast will be available live on the Investor Relations section of the Company’s corporate website at http://investor.oplink.com and via replay beginning approximately two hours after the completion of the call until the Company’s announcement of its financial results for the next quarter. An audio replay of the call will also be available to investors beginning at approximately 5:00 p.m. Pacific Daylight Time on May 1, 2008 until 11:59 p.m. Pacific Daylight Time on May 7, 2008, by dialing 888-203-1112 or 719-457-0820 (outside the U.S. and Canada) and entering pass code 7590419#.

Non-GAAP Financial Measures

In this earnings release and during the earnings conference call and webcast as described above, Oplink will discuss certain non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A reconciliation between non-GAAP and GAAP measures can be found in the accompanying tables. Oplink believes that, while these non-GAAP measures are not a substitute for GAAP results, they provide a basis for evaluating the Company’s cash requirements for ongoing operating activities. These non-GAAP measures have been reconciled to the nearest GAAP measure as required under Securities and Exchange Commission rules.

About Oplink

Incorporated in 1995, Oplink is a leading provider of design, integration and optical manufacturing solutions (OMS) for optical networking components and subsystems. The company offers advanced and cost-effective optical-electrical components and subsystem manufacturing through its facilities in Zhuhai and Shanghai, China. In addition, Oplink maintains optical-centric front-end design, application, and customer service functions at its headquarters in Fremont, California and has research facilities in Zhuhai and Wuhan, China, Hsinchu Science-Based Industrial Park in Taiwan. The company’s customers include telecommunications, data communications and cable TV equipment manufacturers around the globe. Oplink is committed to providing fully customized, Photonic Foundry services incorporating its subsystems manufacturing capabilities. To learn more about Oplink, visit its web site at: http://www.oplink.com/.

Cautionary Statement

This news release contains forward-looking statements, including without limitation the guidance given for anticipated results for the fourth quarter and of fiscal year 2008, that involve risks and uncertainties that may cause results to differ substantially from expectations. These risks include, but are not limited to, the risk that Oplink will not realize the synergies or cost reductions it hopes to achieve after the OCP acquisition, the potential for a downturn in the telecommunications industry or the overall economy in the United States and other parts of the world, possible reductions in customer orders, Oplink’s reliance upon third parties to supply components and materials for its products, intense competition in Oplink’s target markets and potential pricing pressure that may arise from changing supply or demand conditions in the industry, and other risks detailed from time to time in Oplink’s periodic reports filed with the Securities and Exchange Commission, including the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

The foregoing information represents Oplink’s outlook only as of the date of this press release, and Oplink undertakes no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

Investor Relations:
Erica Abrams
415-217-5864
erica@blueshirtgroup.com

Matthew Hunt
415-489-2194
matt@blueshirtgroup.com

###

(TABLES TO FOLLOW)

OPLINK COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	June 30,
	2008	2007
	(unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$86,434	$111,600
Short-term investments	46,876	73,300
Accounts receivable, net	33,300	34,795
Inventories	25,630	35,427
Net assets held for sale	—	22,200
Prepaid expenses and other current assets	4,377	6,412

Total current assets	196,617	283,734

Long-term investments	5,000	42,978
Property, plant and equipment, net	34,087	28,907
Goodwill and intangible assets, net	24,606	7,421
Other assets	1,975	5,349

Total assets	$262,285	$368,389

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,849	$14,604
Accrued liabilities and other current liabilities	14,177	13,820
Accrued transitional costs for contract manufacturing	503	1,234
Restructuring accrual	1,445	—

Total current liabilities	26,974	29,658

Non-current liabilities	223	207

Total liabilities	27,197	29,865

Minority interest	—	68,749

Stockholders’ equity	235,088	269,775

Total liabilities and stockholders’ equity	$262,285	$368,389

(1) The June 30, 2007 condensed consolidated balance sheet has been derived from audited financial statements at that date.

OPLINK COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	March 31	March 31	March 31	March 31
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$40,836	$27,620	$138,930	$70,287

Cost of revenues:
Cost of revenues	37,464	20,515	112,499	50,503
Stock compensation expense	103	69	346	209

Total cost of revenues	37,567	20,584	112,845	50,712

Gross profit	3,269	7,036	26,085	19,575

Operating expenses:
Research and development	3,325	1,364	11,367	4,364
Sales and marketing	2,461	1,461	8,104	4,123
General and administrative	3,141	1,464	11,159	4,735
Impairment charge and other costs	69	—	695	—
Transitional costs for contract manufacturing	547	—	1,834	—
Merger fees	(371)	—	5,618	—
Stock compensation expense	1,185	926	6,216	2,966
Amortization of intangible and other assets	433	35	1,100	105

Total operating expenses	10,790	5,250	46,093	16,293

(Loss) income from operations	(7,521)	1,786	(20,008)	3,282
Interest and other income, net	1,513	2,504	6,665	6,988
Gain (loss) on sale/disposal of assets	2,433	(8)	2,393	(8)

(Loss) income before minority interest and provision for income taxes	(3,575)	4,282	(10,950)	10,262
Minority interest in loss of consolidated subsidiaries	—	7	5,891	28
Provision for income taxes	(365)	(10)	(908)	(125)

Net (loss) income	$(3,940)	$4,279	$(5,967)	$10,165

Net (loss) income per share:
Basic	$(0.19)	$0.19	$(0.27)	$0.46

Diluted	$(0.19)	$0.19	$(0.27)	$0.44

Shares used in per share calculation:
Basic	20,633	22,202	21,811	21,920

Diluted	20,633	23,011	21,811	22,886

RECONCILIATION OF GAAP NET (LOSS) INCOME TO NON-GAAP NET INCOME

	Three Months Ended		Nine Months Ended
	March 31	March 31	March 31	March 31
	2008	2007	2008	2007

Net (loss) income, GAAP	$(3,940)	$4,279	$(5,967)	$10,165
Adjustments to measure non-GAAP:
Provision for excess and obsolete inventory included in cost of revenues	6,383	—	6,383	—
Compensation related to stock option modification	—	—	—	268
Transitional costs for contract manufacturing	547	—	1,834	—
Impairment charge and other costs	69	—	695	—
Merger fees	(371)	—	5,857	—
Stock compensation expense	1,288	995	6,562	3,175
Amortization of intangible and other assets	976	35	2,381	105
Gain on sale/disposal of assets	(2,433)	—	(2,433)	—
Minority interest in loss of consolidated subsidiaries	—	—	(4,217)	—

Non-GAAP net income	$2,519	$5,309	$11,095	$13,713

Net income per share, non-GAAP:
Basic	$0.12	$0.24	$0.51	$0.63

Diluted	$0.12	$0.23	$0.49	$0.60

Shares used in per share calculation:
Basic	20,633	22,202	21,811	21,920

Diluted	21,239	23,011	22,748	22,886

OPLINK COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Months Ended
	March 31	March 31
	2008	2007
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net (loss) income	$(5,967)	$10,165
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	5,466	3,582
Provision for excess and obsolete inventory	6,383	—
Amortization of intangible assets	2,381	277
Stock compensation expense	6,562	3,175
(Gain) loss on sale/disposal of assets	(2,393)	—
Impairment charge and other costs	695	—
Transitional costs for contract manufacturing	1,834	—
Minority interest in loss of consolidated subsidiaries	(5,891)	(27)
Other	(510)	120
Change in assets and liabilities	(4,986)	(9,270)

Net cash provided by operating activities	3,574	8,022

Cash flows from investing activities:
Net sales of investments	65,173	8,816
Net sale (purchases) of property and equipment	20,404	(1,626)
Net sales of equity investments	4,600	—
Acquisition of businesses, net of cash acquired	(81,445)	(500)

Net cash provided by investing activities	8,732	6,690

Cash flows from financing activities:
Proceeds from issuance of common stock	2,514	7,516
Repurchase of common stock	(40,000)	—

Net cash (used in) provided by financing activities	(37,486)	7,516

Effect of exchange rate changes on cash and cash equivalents	14	30

Net (decrease) increase in cash and cash equivalents	(25,166)	22,258

Cash and cash equivalents, beginning of period	111,600	7,856

Cash and cash equivalents, end of period	$86,434	$30,114